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                                                                    Exhibit (10)


                             EMPLOYMENT AGREEMENT

     This is an agreement between Marvin S. Cadwell and SMS that we are entering into this first day of February, 1992.

     SMS is a provider of information systems and services to the healthcare industry. SMS invests substantial resources in developing its employees and business, and you recognize that this Agreement is necessary to protect this investment and its customer goodwill. You are employed by SMS as a Vice President. In consideration of the mutual promises in this Agreement, you and SMS agree as follows:

EMPLOYMENT. During your employment, you will devote your full energies and abilities to your employment with SMS, and you may not pursue other employment or business ventures without SMS' prior written consent. These commitments to SMS do not conflict with obligations you have to others, such as a previous employer. Either you or SMS may terminate your employment at any time for any reason.

     If, for other than "Cause" (i.e., actions which are illegal, fraudulent, or
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unethical, or actions which involve a "dereliction of duty" with respect to your obligations to SMS, such as failure to show up for work, missed appointments, etc.), (i) SMS notifies you that your employment with SMS is to terminate, or
(ii) you notify SMS of your intent to resign because, within the previous thirty
(30) days, (a) your annual salary was reduced without your agreement, or (b) your annual salary plus incentive pay at 100% of attainment of objectives was reduced below $275,000 per year, or (c) there was a significant reduction in your responsibilities, or (d) your title was changed without your agreement, e.g., your vice-president title was removed, or you were demoted from senior vice-president to vice-president (each of (i), (ii)(a), (ii)(b), (ii)(c) and (ii)(d) being an "Event"), and provided you then sign an agreement to release
SMS from all claims relating to your prior employment, then you shall be designated as an "employee on special assignment" until the earlier of your subsequent employment (full or part-time) or twelve (12) months from the date of such Event. As an employee on special assignment you will receive $20,000 per month compensation; you will continue to be eligible for the following benefits: medical and dental coverage, disability coverage, and the life insurance coverage in force at the time of the Event; and you will be eligible to receive any restricted stock and stock options that vest while you are in this status. Upon termination of your status as an employee on special assignment your employment with SMS shall terminate, and any of the restricted stock that you were awarded in 1990 that has not vested, shall vest immediately.

CONFIDENTIALITY. SMS will provide to you, or you will learn, trade secrets and other proprietary information of SMS and third parties which are not generally available to the public. Examples of this information include computer programs, marketing and development plans, proprietary product and service offerings data about SMS, customer and prospect lists and requirements, employee lists, salaries, and benefits, and financial information. During your employment and at all times afterward, you will not
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disclose such information to any person or entity or make any use of this information, except as required in the performance of your employment responsibilities. When you leave SMS' employment, you will immediately return to SMS all materials containing such information. You agree to keep the terms of this Agreement confidential, except as required by law.

COMPETITION. For one year after the earlier of your leaving SMS' employment or becoming an employee on special assignment, you will not without SMS' prior written consent (i) compete in any way with SMS' business activities or accept employment with an SMS competitor, or (ii) solicit any customer or prospect of SMS that you or your subordinates solicited or serviced for SMS, or (iii) solicit other individuals who were SMS employees on the date you left SMS to also leave SMS. This provision will apply if your responsibilities after you leave SMS would be substantially similar to those you had with SMS, or if you would be required to use or disclose the proprietary information described above. If your responsibilities for SMS have a geographic territory, this provision will apply only within the geographic territory for which you had responsibility during the year before you left SMS; otherwise, it will apply where SMS does or has plans to do business.

CREATIVE WORKS. All ideas, computer programs, and other creative works related to SMS' business conceived or made by you during your SMS employment and within six (6) months after that will be SMS' sole property, and all such works which are copyrightable will be deemed works for hire. You will promptly disclose to SMS all such works and will, at SMS' request and expense, assist SMS in obtaining a copyright or patent on any such works, including signing necessary documents.

GENERAL. "SMS" means Shared Medical Systems Corporation and its subsidiaries. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania. If any provisions are not allowed by state law, the rest of this Agreement stands. This Agreement contains the entire agreement relating to these employment issues and supersedes all prior discussions and commitments between you and SMS with respect to such issues. You and SMS intend to be legally bound by this Agreement, and it can only be amended in a document signed by both you and SMS.


EMPLOYEE                                     SMS

/s/ Marvin S. Cadwell                        /s/ R. James Macaleer
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Marvin S. Cadwell